Exhibit 99.1

SeaCube Container Leasing Ltd. Reports Second Quarter 2012 Results

Second Quarter 2012 and Year-to-Date Highlights

  For the second quarter, adjusted net income increased 28% year-over-year to $13.3 million, or $0.66 per diluted common share. Second quarter net income increased 43% year-over-year to $11.8 million.
  Declared a dividend of $0.29 per share, an increase of 3.6% from the prior quarter.
  Total revenue increased 21% year-over-year to $49.4 million for the second quarter.
  Average utilization was 97.8% for the second quarter.
  Committed to purchase approximately $250 million in equipment for delivery through September 2012; 68% has been committed to long-term leases.
  Closed a $225 million offering of Fixed Rate Secured Notes at 4.21% and increased container revolving credit facility to $150 million.

PARK RIDGE, N.J.--(BUSINESS WIRE)--August 6, 2012--SeaCube Container Leasing Ltd (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the second quarter ended June 30, 2012.

Adjusted net income(1) was $13.3 million for the second quarter of 2012 compared to $10.4 million in the second quarter of 2011, an increase of 28%. For the second quarter of 2012, adjusted net income per diluted common share was $0.66. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $49.4 million for the second quarter of 2012 compared to $40.8 million for the second quarter of 2011, an increase of 21%. Utilization continued to be strong with average second quarter utilization of 97.8%. Adjusted EBITDA(1) was $71.0 million for the second quarter of 2012 compared to $60.8 million in the second quarter of 2011.

The Company reported net income of $11.8 million for the second quarter of 2012 compared to $8.3 million for the second quarter of 2011. Net income per diluted common share was $0.58 for the second quarter of 2012 compared to $0.41 for the second quarter of 2011.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, “During the second quarter, SeaCube generated strong financial and operational results for shareholders. Year to date, we have committed to invest approximately $250 million. Consistent with our goal of maintaining significant contractual revenue streams, approximately 68% of these containers have already been committed to long-term leases. We expect these investments to continue to positively impact our revenue, earnings and cash flows.”

Mr. Kwok added, “During the second quarter, we took proactive steps to increase our capital available to invest. Specifically, we completed a $225 million offering of “A” rated Fixed Rate Secured Notes and increased our container revolving credit facility to $150 million. With our increased capital availability, we intend to continue pursuing attractive investment opportunities that meet our investment criteria.”

Mr. Kwok concluded, “Based on SeaCube’s strong and stable results, the Board increased the dividend for the fifth time since going public. SeaCube has now increased its dividend 45% since October 2010 for a cumulative payout of $1.95 per share.”

Adjusted net income(1) was $25.8 million for the six months ended June 30, 2012 compared to $19.6 million for the six months ended June 30, 2011, an increase of 31%. For the six months ended June 30, 2012, adjusted net income per diluted common share was $1.27.

Total revenue was $98.5 million for the six months ended June 30, 2012 compared to $77.6 million for the six months ended June 30, 2011, an increase of 27%. Adjusted EBITDA(1) was $141.5 million for the six months ended June 30, 2012 compared to $113.6 million for the six months ended June 30, 2011.

The Company reported net income of $23.2 million for the six months ended June 30, 2012 compared to $18.4 million for the six months ended June 30, 2011. Net income per diluted common share was $1.14 for the six months ended June 30, 2012 compared to $0.91 for the six months ended June 30, 2011.

Dividend

On August 6, 2012, the Company’s Board of Directors approved and declared a $0.29 per share cash dividend on its issued and outstanding common shares, payable on September 14, 2012 to shareholders of record at the close of business on September 7, 2012.

Investors' Conference Call

In connection with this earnings release, management will host an earnings conference call and webcast on Tuesday, August 7, 2012 at 10:00 a.m. Eastern time. The live conference call may be accessed by dialing 1-866-347-8894 (from within the U.S.) or 1-706-643-5328 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "SeaCube Second Quarter Earnings Call." A simultaneous webcast of the conference call with an accompanying slide presentation will be available to the public at www.seacubecontainers.com. A telephonic replay of the conference call will also be available until 11:59 p.m. on Friday, August 17, 2012 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code "13517687."

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. As of June 30, 2012, we employed 77 people in seven offices worldwide and had total assets of $1.6 billion. We own or manage a fleet of 585,239 units, representing 919,975 TEUs of containers and generator sets.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011. Furthermore, SeaCube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

_________________________
(1)	Adjusted net income, adjusted net income per diluted common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.

SeaCube Container Leasing Ltd. Consolidated Balance Sheets (Amounts in thousands, except share data) (unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$22,315	$15,006
Restricted cash	38,222	29,649
Accounts receivable, net of allowance of $3,969 and $3,290, respectively	37,344	41,570
Net investment in direct finance leases	674,589	639,248
Leasing equipment, net of accumulated depreciation of $157,769 and $171,993, respectively	770,426	748,945
Goodwill	22,483	22,483
Shareholder note	8,625	8,498
Other assets	23,167	19,903
Total assets	$1,597,171	$1,525,302
Liabilities and shareholders’ equity

Liabilities:
Equipment purchases payable	$55,085	$26,305
Accrued expenses and other liabilities	36,082	37,097
Fair value of derivative instruments	33,606	38,750
Deferred income	1,294	2,044
Deferred income taxes	1,267	1,532
Debt:
Due within one year	193,384	161,171
Due after one year	1,038,769	1,039,274
Total debt	1,232,153	1,200,445
Total liabilities	1,359,487	1,306,173
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value, 400,000,000 shares authorized; 20,288,359 shares issued and outstanding at June 30, 2012; 20,163,359 shares issued and outstanding at December 31, 2011	202	201
Additional paid in capital	219,740	218,879
Retained earnings	45,121	32,916
Accumulated other comprehensive income (loss)	(27,379)	(32,867)
Total shareholders’ equity	237,684	219,129
Total liabilities and shareholders’ equity	$1,597,171	$1,525,302

SeaCube Container Leasing Ltd. Consolidated Statements of Operations (Amounts in thousands, except per share amounts) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
Equipment leasing revenue	$30,023	$24,953	$59,953	$46,718
Finance revenue	16,606	13,711	32,889	26,336
Other revenue	2,807	2,100	5,616	4,531
Total revenues	49,436	40,764	98,458	77,585
Expenses:
Direct operating expenses	1,433	1,270	2,828	2,249
Selling, general and administrative expenses	6,106	5,751	12,209	11,645
Depreciation expenses	13,247	11,013	26,157	20,917
Provision for doubtful accounts	135	40	670	40
Impairment of leasing equipment held for sale	561	169	1,410	365
Interest expense, including non-cash interest of $1,479, $2,086, $2,611 and $1,239, respectively	16,884	14,509	33,607	23,859
Interest income	(69)	(69)	(138)	(143)
Other expenses (income), net	(760)	65	(1,319)	432
Total expenses	37,537	32,748	75,424	59,364

Income before provision for income taxes	11,899	8,016	23,034	18,221
Provision (benefit) for income taxes	53	(258)	(127)	(177)
Net income	$11,846	$8,274	$23,161	$18,398
Net income per common share
Basic	$0.58	$0.41	$1.14	$0.91
Diluted	$0.58	$0.41	$1.14	$0.91
Dividend per common share	$0.28	$0.22	$0.54	$0.44

Non-GAAP Financial Measure

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) is a measure of financial and operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP.

We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. We use adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful to management, the board of directors and investors in identifying trends in our performance. We use adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. In addition, adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure and expenses of the organization. Lastly, adjusted EBITDA is the basis for calculating selected financial ratios as required in the debt covenants of one of our credit facilities and one of our management agreements.

The following table shows the reconciliation of net income, the most directly comparable U.S. GAAP measure to adjusted EBITDA:

SeaCube Container Leasing Ltd. Non-GAAP Reconciliation of Adjusted EBITDA (Amounts in thousands) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income	$11,846	$8,274	$23,161	$18,398
Provision (benefit) for income taxes	53	(258)	(127)	(177)
Depreciation expenses	13,247	11,013	26,157	20,917
Interest expense, net of interest income	16,815	14,440	33,469	23,716
Collections on net investment in direct financing leases, net of interest earned	29,027	27,287	58,861	50,763
Adjusted EBITDA	$70,988	$60,756	$141,521	$113,617

In addition, the Company has presented adjusted net income and adjusted net income per diluted common share as a measure of financial and operating performance. Adjusted net income is a measure that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP. Adjusted net income is a measure of our operating and financial performance used by management to focus on consolidated financial and operating performance exclusive of income and expenses that relate to non-routine or significant non-cash items of the business.

We define adjusted net income (loss) as net income before non-cash interest expense related to terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, and write-offs of goodwill. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. This measure helps management make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted net income provides us with a measure of financial performance of the business based on operational factors including the profitability of assets on an economic basis net of operating expenses and the capital costs of the business on a consistent basis as it removes the impact of certain non-routine and non-cash items from our operating results. Adjusted net income is a key metric used by senior management and our board of directors to review the consolidated financial performance of the business. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd. Non-GAAP Reconciliation of Adjusted Net Income (Amounts in thousands, except share and per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$11,846	$8,274	$23,161	$18,398
Non-cash interest expense, net of tax	1,476	2,101	2,626	1,251
Adjusted net income	$13,322	$10,375	$25,787	$19,649

Adjusted net income per diluted common share	$0.66	$0.51	$1.27	$0.98

Common shares used in computing adjusted net income per diluted common share	20,288,359	20,163,359	20,251,271	20,121,809

CONTACT:
Investors:
SeaCube Container Leasing Ltd.
David Doorley, 201-391-0800